                                                                    Exhibit A-18


                           CERTIFICATE OF INCORPORATON

                                       OF

                                   ALERT, INC.


The undersigned, as incorporator under the Stock Corporation Act of the State of Connecticut, certifies as follows:

First. The name of the corporation is Alert, Inc.

Second. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut.

Third. The designation of each class of shares, the authorized number of shares of each such class and the par value of each share thereof, are as follows:

         The corporation shall have one (1) class of stock designated as Common Stock and consisting of five thousand (5,000) authorized shares. Each share of Common Stock shall have a par value of $1.00.

Fourth. The terms, limitations and relative rights and preferences of each class of shares and series thereof, or an express grant of authority to the board of directors pursuant to Section 33-341(b) of the Connecticut Stock Corporation Act are as follows: None

Fifth. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars ($1,000.00).

Sixth. The duration of this corporation is unlimited.

Dated at Hartford, Connecticut, this 22nd day of July, 1982.

I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

/s/ L. Jeanne Dullea, Incorporator